UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Antigenics Inc.

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ANTIGENICS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
      Our 2005 Annual Meeting of Stockholders will be held at 3 West Club, 3 West 51st Street, New York, New York at 5:00 p.m., June 1, 2005 for the following purposes:
      1. To elect Garo H. Armen, Ph.D., Tom Dechaene, Mark Kessel and Alastair J.J. Wood, M.D. as directors to hold office for terms of three years and until their respective successors are elected and qualified.
      2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.
      Only stockholders of record at the close of business on April 5, 2005 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices at 630 Fifth Avenue, Suite 2100, New York, New York 10111.
      It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used. Many stockholders can vote their shares on the Internet or by telephone. For Internet or telephone voting, instructions are printed on your proxy card.

By order of the board of directors,

Paul M. Kinsella, Secretary
Proxy Material Mailing Date: April 21, 2005

ANTIGENICS INC.
630 Fifth Avenue, Suite 2100
New York, New York 10111
Telephone: (212) 994-8200

Proxy Statement

      Our board of directors is soliciting your proxy for use at our 2005 Annual Meeting of Stockholders to be held at 5:00 p.m. on Wednesday, June 1, 2005 and at any adjournments of the meeting. This proxy statement and accompanying proxy are first being sent or given to stockholders on or about April 21, 2005.
      The principal business expected to be transacted at the meeting, as more fully described in this proxy statement, will be the election of four directors.
      The authority granted by an executed proxy may be revoked at any time before its exercise by filing with our Secretary a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting.
      We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by our officers and employees in person or by telephone.
      Only stockholders of record at the close of business on April 5, 2005 will be entitled to vote at the meeting. On that date, we had outstanding 45,564,652 shares of common stock, $0.01 par value, each of which is entitled to one vote. The presence at the meeting, in person or by proxy, of a majority in interest of the voting capital stock issued and outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered present for purposes of determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

ELECTION OF DIRECTORS
       We currently have ten directors. Our directors are divided into three classes with each class being as equal in size as possible. Each class of directors is elected for a three-year term.
      Four directors have been nominated for re-election to a term of office expiring in 2008: Garo H. Armen, Ph.D., Tom Dechaene, Mark Kessel and Alastair J.J. Wood, M.D. Unless the enclosed proxy withholds authority to vote for these directors or is a broker non-vote, the shares represented by such proxy will be voted for the election of Garo H. Armen, Ph.D., Tom Dechaene, Mark Kessel and Alastair J.J. Wood, M.D. If any of these nominees is unable to serve, which is not expected, the shares represented by the enclosed proxy will be voted for such other candidate as may be nominated by the board of directors.
      Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on the election of directors at the meeting.
      Below please find information about the nominees for director and each other person whose term of office as a director will continue after the meeting.
Nominees for Election as Directors

Name and Age	Business Experience and Other Directorships

Garo H. Armen, Ph.D. Age: 52	Garo H. Armen is Chairman and Chief Executive Officer of Antigenics Inc., the biotechnology company he co-founded with Pramod Srivastava in 1994. From mid-2002 through 2004, he was Chairman of the Board of Directors for the biopharmaceutical company Elan Corporation plc. Dr. Armen also serves on the Board of Directors of Color Kinetics Incorporated, a company that designs, markets and licenses intelligent solid-state lighting systems. Dr. Armen is also the founder and President of the Children of Armenia Fund (COAF), a charitable organization established in 2000 that is dedicated to the positive development of the children and youth of Armenia.

Tom Dechaene Age: 44	Tom Dechaene has been a director since 1999. Mr. Dechaene is a director of Anchor Partners Ltd., a London-based advisory boutique focusing on Telecoms, Media & Technology clients. From 2000 to 2002, Mr. Dechaene was the Chief Financial Officer of SurfCast, Inc., a software development company. He was with Deutsche Bank from 1991 through 1999, most recently as a director in the Principal Investments Group within the Equity Capital Markets division. Mr. Dechaene holds a law degree from Ghent University, Belgium, a degree in Applied Economics from the University of Antwerp and a M.B.A. from INSEAD, France.

Name and Age	Business Experience and Other Directorships

Mark Kessel Age: 62	Mark Kessel has been a director since 2003. Mr. Kessel is Chief Executive Officer and Managing Director of Symphony Capital LLC. Symphony Capital manages a private equity fund which invests in the clinical development of biopharmaceutical products, and has served in such position since he co-founded the company in 2002. From 1979 to 2001, Mr. Kessel was a partner at the international law firm of Shearman & Sterling and served as the firm’s managing partner from 1990 to 1994. Mr. Kessel received a bachelor’s degree in economics from the City College of New York and a law degree from Syracuse University.

Alastair J.J. Wood, M.D. Age: 58	Alastair J. J. Wood has been a director since 2004. Dr. Wood is an associate dean, attending physician and tenured professor of medicine and pharmacology at Vanderbilt Medical School in Nashville, Tenn., where he has been a faculty member for more than 20 years. A 2002 suggested nominee for commissioner of the US Food and Drug Administration (FDA), Dr. Wood served as a member of the FDA’s cardiovascular and renal advisory committee and the agency’s nonprescription drug advisory committee. He is currently chair of the nonprescription drug advisory committee. He has also been a member and chairman of the National Institutes of Health study sections, and served in a similar capacity for various philanthropic grant-giving bodies, having acted as consultant to several pharmaceutical companies, investors, venture capital funds and major academic institutions. Dr. Wood was most recently the drug therapy editor of The New England Journal of Medicine from 1992 through 2004, and is on the editorial boards of The New England Journal of Medicine and Clinical Pharmacology and Therapeutics. He is a member of many societies and has received numerous honors, including election to membership of The American Association of Physicians, The American Society for Clinical Investigation, honorary fellowship of the American Gynecological and Obstetrical Society, and fellowships of The American College of Physicians, The Royal College of Physicians of London, and The Royal College of Physicians of Edinburgh. Dr. Wood received his medical degree from St. Andrew’s University and Dundee Medical School in Scotland.

Name and Age	Business Experience and Other Directorships

Directors with Terms Expiring in 2006

Gamil G. de Chadarevian Age: 53	Gamil G. de Chadarevian has been a director since 1999. Mr. de Chadarevian served as our Executive Vice President International from 1998 to 2001. Until April 1998, he was Managing Director of Special Projects at Alza International and the Vice President of Corporate Development for Corange London Limited, two pharmaceutical companies. Prior to 1992, he held positions at Pasfin Servizi Finanziara SpA, GEA Consulenza and Credit Suisse. He is also the founder and Lead Director of OphthalmoPharma Ltd. and a co-founder of Ikonisys Inc. and CambriaTech Holding SA. He serves on the advisory board of Syntek Capital AG and Venture Valuation AG and is a non-executive board member of Friends of San Patrignano, Inc., a charitable organization. In Italy he is an advisor for biotechnology to Sviluppo Italia, a government agency dedicated to promoting Italian investment opportunities, and to Lay Line Genomics SpA, a biotechnology company. Mr. de Chadarevian received his degree from the University of Zurich in Switzerland.

Margaret M. Eisen, CFA Age: 50	Margaret M. (Peggy) Eisen is Chief Executive Officer and Chief Investment Officer of EAM International, LLC which she founded to provide corporate finance and asset management services to entrepreneurs and wealthy individuals. Before forming EAM International, Ms. Eisen was a Managing Director with a boutique investment banking firm focusing on merger and acquisition transactions of investment management firms. From 1995-2001, Ms. Eisen was Managing Director, North American Equities at General Motors Asset Management. She was responsible for GMAM’s internally and externally managed publicly traded equity and was a member of GMAM’s Management Council and Asset Allocation Committee. Prior to GMAM, Ms. Eisen was Director of Worldwide Pension Investments for DuPont Asset Management. Her previous experience included serving as Vice President of Loomis Sayles & Company and Assistant Vice President at Cowen & Company, following technology as an analyst for both organizations. Ms. Eisen began her career as a Program Manager and Contributing Editor for International Data Corporation, a market research and consulting firm specializing in the information technology industries. Currently, Ms. Eisen is a member of the Board of Trustees of the Columbia Acorn Family of mutual funds of Wanger Asset Management and a Trustee of the Lehman Brothers/First Trust Income Opportunity Fund and the Lehman Liquid Assets Trust. She is also a member of the Investment Committee of the Board of Trustees of Smith College. Ms. Eisen previously served as Chair of the Institute for Financial Markets. Ms. Eisen received her AB degree from Smith College, an M. Ed. From Lesley College and earned an MBA with Distinction at Babson College. She is a Chartered Financial Analyst.

Name and Age	Business Experience and Other Directorships

Wadih Jordan Age: 70	Wadih Jordan has been a director since March 2003. Mr. Jordan is President of NearEast Pharma, a company marketing pharmaceuticals in Near-East markets, and has served in such position since 1996. From 1993 to 1995, Mr. Jordan served as a Vice President of Cyanamid International, a research-based life sciences company, and from 1976 to 1993 Mr. Jordan served as a Managing Director within Cyanamid International. Since December 2003, Mr. Jordan has been a Trustee of the Board of Directors of the Lebanese American University, located in Beirut, Lebanon and incorporated under the Board of Regents in New York State. Mr. Jordan received a bachelor’s degree in agriculture at the American University of Beirut, Lebanon, and a certificate in international business from Columbia University.

Directors with Terms Expiring in 2007
Noubar Afeyan, Ph.D. Age: 41	Noubar Afeyan, Ph.D. has been a director since 1998. Dr. Afeyan is Managing Partner and Chief Executive Officer of Flagship Ventures, a leader in creating, funding and developing new ventures in both life science and information technology sectors. He is also a Senior Lecturer at the Massachusetts Institute of Technology’s Sloan School of Management. Until August 1999, Dr. Afeyan was Senior Vice President and Chief Business Officer of Applera Corp., a life sciences company, (formerly PE Corp.). Until 1997, Dr. Afeyan was the Chairman and Chief Executive Officer of PerSeptive Biosystems, a leading firm in the bio-instrumentation field that he founded in 1987 and led until its merger with PE Corp. Dr. Afeyan has been a founding team member, investor and active board member/advisor for several other high-tech startups and currently serves on the board of Color Kinetics, Inc., as well as several private companies. In addition, he is a member of the Board of Governors of Boston University Medical School, the Board of Advisors for the Whitehead Institute at MIT, and the Advisory Council of the McGowan Institute for Regenerative Medicine. He has authored numerous scientific publications and patents. Dr. Afeyan earned his undergraduate degree in Chemical Engineering from McGill University in Montreal and his Ph.D. in Biochemical Engineering from MIT.

Name and Age	Business Experience and Other Directorships

Frank V. AtLee III Age: 64	Frank V. AtLee III has been a director since 2002. From December 2002 to May 2003, Mr. AtLee was Interim Chief Executive Officer and President, as well as the Chairman of the Board of Directors, of the new Monsanto Company, a multinational provider of integrated technology-based agricultural products, a position he has held since June 2000. Mr. AtLee is also on the board of Nereus Pharmaceuticals Inc. Prior to becoming Monsanto’s Chairman, he spent 28 years with American Cyanamid before retiring as President and Chairman of Cyanamid International. In his years with American Cyanamid, Mr. AtLee had a broad range of responsibilities including leadership of the worldwide medical business, marketing and sales management in industrial chemicals, Vice President for the company’s agricultural division, worldwide leadership of the organic chemicals division, Vice President of Lederle Laboratories, and President of Cyanamid’s Europe/Mideast/Africa division. Mr. AtLee is a native of Richmond, Virginia who graduated from Lynchburg (VA) College with a bachelor’s degree in biology and chemistry. He served three years as an officer in the U.S. Marine Corps.

Pramod K. Srivastava, Ph.D. Age: 48	Pramod K. Srivastava has been a director since 1999. Dr. Srivastava is the scientific founder of Antigenics, and has served as Chairman of the Scientific Advisory Board since inception. Dr. Srivastava is a Professor of Immunology at the University of Connecticut where he holds an endowed chair in cancer immunology and is the Director of the Center for Immunotherapy of Cancer and Infectious Diseases. Dr. Srivastava earned his Ph.D., in Biochemistry from the Centre for Cellular and Molecular Biology, Hyderabad, India and received his postdoctoral training at Yale University and the Sloan-Kettering Institute for Cancer Research. Dr. Srivastava serves on the Scientific Advisory Council of the Cancer Research Institute, New York, and was a member of the Experimental Immunology Study Section of the National Institutes of Health of the United States Government from 1994 until 1999. He has been inducted into the Roll of Honor of the International Union against Cancer and is listed in several Who’s Who compilations. He is among the founding members of the Academy of Cancer Immunology. Dr. Srivastava serves on the board of directors of CambriaTech Holding S.A.
Committees of the Board
      We have four standing board committees: Audit and Finance, Compensation, Corporate Governance, and Litigation. Our board of directors has adopted charters for the Audit and Finance, Compensation, and Corporate Governance committees. Copies of these charters are available on our website at www.antigenics.com. (No material on our website is part of this proxy statement.)

      During 2004, our Compensation Committee consisted of two independent directors: Ms. Eisen (Chair) and Mr. Jordan. Our Compensation Committee acts for the board of directors with respect to our compensation practices and their implementation. It sets and implements the compensation of our executive officers, administers the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan and makes recommendations regarding compensation of non-management directors. Our Compensation Committee held four meetings in 2004. For more information about our Compensation Committee, please read the “Compensation Committee Report on Executive Compensation.” Effective as of January 1, 2005, the Compensation Committee consists of three independent directors: Ms. Eisen (Chair), Mr. Afeyan and Mr. Jordan.
      During 2004, our Audit and Finance Committee consisted of three “independent” directors (determined under the rules of The Nasdaq Stock Market): Messrs. Dechaene (Chair) and AtLee and Ms. Eisen. Our Audit and Finance Committee is responsible for providing the board of directors with an independent review of our financial health, controls and reporting. Its primary functions are to select our independent auditor, review the results of the annual audit and the auditors’ reports, and assess the adequacy of our financial controls and procedures. Our Audit and Finance Committee held twelve meetings in 2004. Our board of directors has determined that Mr. Dechaene is an audit committee financial expert, as that term is defined in SEC regulations. For more information about our Audit and Finance Committee, please read the “Report of the Audit and Finance Committee.” Effective as of January 1, 2005, the Audit and Finance Committee consists of three independent directors: Messrs. Dechaene (Chair) and de Chadarevian and Ms. Eisen.
      For the period of January 1, 2004 through September 8, 2004, our Corporate Governance Committee consisted of Messrs. AtLee (Chair) and Kessel. Effective September 8, 2004, Dr. Wood joined the Corporate Governance Committee and Mr. Kessel resigned from the Committee. Our Corporate Governance Committee is responsible for recommending to our board of directors policies regarding board procedures, the process for annual evaluation of the performance of the board, and issues of corporate responsibility. Our Corporate Governance Committee also serves as our nominating committee. A copy of the Corporate Governance Committee charter is available on our website at www.antigenics.com. The Corporate Governance Committee recommended the slate of director nominees that has been proposed by the board of directors. The Corporate Governance Committee also makes recommendations to the board regarding the composition of board committees. Our Corporate Governance Committee held five meetings in 2004.
      Our Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for director positions, including referrals from current directors and input from third-party search firms. Third-party search firms we engage typically assist us in identifying, assessing and recruiting individuals. Candidates identified in this manner are evaluated by the committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.
      Our Litigation Committee consists of two members: Mr. Kessel (Chair) and Mr. AtLee. The primary role of the Litigation Committee is to oversee, and make decisions with respect to, our involvement in litigation relating to our initial public offering. Neither Mr. Kessel nor Mr. AtLee served on our board of directors at the time of our IPO.
      Alastair J.J. Wood, M.D. is being nominated for election to the board of directors for the first time. Dr. Wood was appointed to the Board on September 8, 2004. Dr. Wood was brought to the attention of the board of directors by Mr. Kessel. Dr. Wood was then evaluated by the Corporate Governance Committee. Upon the completion of our Corporate Governance Committee’s evaluation, the committee recommended that the board of directors elect Dr. Wood as director.
Consideration of Director Nominees
      Our Corporate Governance Committee, acting in its capacity as our nominating committee, recommends candidates for nomination to the board of directors. The committee is responsible for reviewing with the board the appropriate personal characteristics and professional competencies preferred of board members who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial board, which include personal and professional integrity; practical wisdom and mature judgment; an inquisitive and objective perspective; and time availability for performing the duties of a director.
      In addition, the board as a group is expected to encompass a range of professional competencies relevant to overseeing our business. These professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge and management experience. Finally, candidates should be enthusiastic about service on our board and working collaboratively with existing board members to create value for all of our stockholders.
      The Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no otherwise unaffiliated stockholder has ever recommended a director candidate. If the committee were to receive a recommendation for a director candidate from a stockholder, however, the committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels.
Attendance at Board Meetings
      The board of directors held ten meetings during 2004. Each director attended at least 75% of all meetings of the board and of all committees of the board on which he or she served.
Independent Directors
      Our board of directors has determined that Noubar Afeyan, Frank V. AtLee III, Gamil G. de Chadarevian, Tom Dechaene, Peggy Eisen, Bill Jordan and Alastair J.J. Wood, M.D. are “independent” under the rules of The Nasdaq Stock Market. These independent directors meet regularly in executive session. Mr. AtLee serves as Lead Director and chairs the meetings of the independent directors.
Director Attendance at Annual Meetings
      One of our corporate governance guidelines is that each director who is up for election at an annual meeting of stockholders or who has a term that continues after the meeting is expected to attend the annual meeting of stockholders. Our board of directors believes that such directors should miss annual stockholder meetings only for reasons that would justify absence from a regularly scheduled meeting of the board of directors. Garo Armen, Frank V. AtLee III, Gamil G. de Chadarevian, Tom Dechaene, Peggy Eisen, Bill Jordan, Mark Kessel and Pramod K. Srivastava all attended our 2004 annual stockholders meeting.
Stockholder Communications with the Board
      Any stockholder who wishes to communicate with the board of directors may write to us at 630 Fifth Avenue, Suite 2100, New York, NY 10111 Attention: Lead Director. Depending on the subject matter, management will forward the communication or a summary of its contents to the Lead Director, the individual the board of directors has designated to receive such correspondence. Management will determine the proper response to materials of a commercial nature, which generally will not be forwarded to the Lead Director. Complaints regarding accounting, internal accounting controls and auditing matters will be forwarded to the chair of the Audit and Finance Committee. At regular meetings of the board of directors, the Lead Director will review significant correspondence received from stockholders.

Director Compensation
      Employee directors do not receive any additional compensation for their services on the board. Non-employee directors with the exception of Dr. Srivastava, who is a consultant to the Company, are eligible to receive the following compensation for services as directors:

•	$20,000 Annual Retainer

•	$10,000 Fee for service as Lead Director

•	$10,000 Fee for service as Audit & Finance Committee Chair

•	$ 6,000 Fee for service as Audit & Finance Committee Member

•	$ 7,500 Fee for service as Compensation Committee Chair

•	$ 5,000 Fee for service as Compensation Committee Member

•	$ 6,000 Fee for service as Corporate Governance Committee Chair

•	$ 3,000 Fee for service as Corporate Governance Committee Member

•	$ 6,000 Fee for service as Litigation Committee Chair

•	$ 3,000 Fee for service as Litigation Committee Member
      The rates set forth above were effective in 2004 and are expected to remain unchanged for 2005.
      We also reimburse directors for reasonable travel and out-of-pocket expenses in connection with their service as directors.
Deferred Compensation
      Our Director’s Deferred Compensation Plan permits each non-employee director to defer all or a portion of his or her cash compensation until his or her service as director ends or until a specified date. A director may credit his or her deferred cash compensation to an interest bearing account, a notional stock account, or a combination of both.
Stock Compensation
      Directors also participate in Antigenics’ 1999 Equity Incentive Plan. Under the option program for directors adopted by the board, our non-employee directors receive stock option grants as follows:

Initial Option Grant	25,000 shares	Vesting over 3 years in equal installments
Annual Option Grant	15,000 shares	Vesting over 3 years in equal installments(1)

(1)	Any unvested portion vests automatically on the last day of the term of a director who does not stand for reelection at the end of his or her term.
     In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our Founding Scientist. This agreement was scheduled to expire in March 2005 but was extended for an additional one-year period until March 2006. This agreement will automatically renew for additional one-year periods unless we or Dr. Srivastava decide not to extend the agreement. In 2004, we paid Dr. Srivastava $175,000 for his consulting services, a cash bonus of $135,000 for services performed in 2003 and granted him options to purchase 120,000 shares of our common stock. In January 2005 we paid Dr. Srivastava $175,000 for consulting services performed and to be performed in 2005. In addition, in 2005 the Compensation Committee approved a cash bonus for Dr. Srivastava of $135,000 for services performed in 2004, and approved a stock option grant to him to purchase of 120,000 shares of our common stock.

STOCK PERFORMANCE GRAPH
       The following graph shows the cumulative total stockholder return on our common stock over the period from February 4, 2000 (the first trading day of common stock) to December 31, 2004, as compared with that of the NASDAQ Stock Market (U.S. Companies) Index and the NASDAQ Pharmaceuticals Index, based on an initial investment of $100 in each on February 4, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends.
COMPARISON OF CUMULATIVE TOTAL RETURN OF ANTIGENICS INC.,
NASDAQ STOCK MARKET (U.S. COMPANIES) INDEX AND
AND NASDAQ PHARMACEUTICALS INDEX

	2/4/00	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Antigenics Inc.	100	18.02	26.72	16.68	18.48	16.49
NASDAQ Stock Market (US)	100	58.16	46.13	31.90	47.69	51.90
NASDAQ Pharmaceutical Index	100	101.57	86.57	55.94	82.00	87.31
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
       The Compensation Committee Report set forth below describes the compensation philosophies and programs applicable to our executive officers. The Compensation Committee consists entirely of independent directors who are not officers or employees of Antigenics.
General Philosophy
      Our success in attaining our long- and short-term strategic objectives will in large part be determined by our ability to attract, motivate and retain executive officers with demonstrated talent, managerial leadership skills and the potential to grow with the organization. A competitive compensation program is critical to our efforts. Our executive compensation package consists of base salary, an annual incentive bonus and long term compensation in the form of stock options. In light of our stage of development and the importance of achieving our long- and short-term strategic objectives, considerable emphasis is placed on the annual incentive bonus and equity-based compensation components of the total compensation package. To attempt to ensure that our compensation arrangements are competitive, the Compensation Committee compares Antigenics’ compensation practices and levels annually with those of other biotechnology companies with which we compete for talent and which are of comparable size and stage of development. The Compensation Committee relies on published compensation survey data as well as data available in proxy statements from a selected peer group of companies in making these determinations.
Base Salary
      Base salary levels are designed to recognize an individual executive’s ongoing contribution, to reflect the individual executive’s experience and responsibilities, and to be competitive with market benchmarks. Increases in annual salaries are based on evaluation of skill, effectiveness and leadership, and by comparing how an individual has performed essential job requirements against what was envisioned for the job. Salary adjustments are also based on general market compensation levels. The Compensation Committee does not use a specific formula based on these criteria but instead makes the evaluation of each executive officer’s contribution in light of all such criteria.
Annual Incentive Bonus
      In 2003 the Compensation Committee adopted an Executive Incentive Plan (EIP). The purpose of the EIP is to provide additional incentives for executive officers to contribute to the success of the company. The plan provides significant competitive incentive awards which relate directly to the achievement of corporate objectives and individual performance goals. This, in turn, is expected to promote the interests of stockholders and enhance our ability to attract, motivate and retain high performing executive officers. Target incentive awards typically range from 30-50% of an executive officer’s base salary. Funding for the target incentive awards is based on the extent to which we achieve a predetermined set of corporate objectives and milestones. Individual awards are adjusted to reflect the individual executive officer’s contribution to achieving these corporate objectives and milestones.
Stock Options
      We grant stock options to executive officers under our 1999 Equity Incentive Plan. Our stock option program is designed to directly align the long-term financial interests of our executive officers and our stockholders, to assist in the retention of executive officers by providing meaningful ownership interest in Antigenics that vests over time, and to encourage our executive officers to think and act like owners of the business. Antigenics has generally used a five-year vesting period and a ten-year exercise period for stock option grants. Beginning with grants made in February 2004 we changed the vesting period from five to four years to be more consistent with market practice. The exercise price for all stock options granted in 2004 and so far in 2005 equaled the fair market value of the common stock on the date of the grant.
      We typically grant stock options to new executive officers when they start employment and on an annual basis and upon promotions to positions of greater responsibility. In determining the size of an annual executive grant we consider the position level, the degree to which the executive’s contributions impacted our results in the past year, the importance of the executive’s skills to our future success, the size of the executive’s current equity position, and competitive market benchmarks.
Chief Executive Officer Compensation
      Dr. Armen is eligible to participate in the same executive compensation plans available to our other executive officers. In determining Dr. Armen’s compensation for each of 2002, 2003 and 2004, the Compensation Committee applied the executive compensation philosophy and programs described above. In January 2002, Dr. Armen’s salary level was increased to $400,000. There was no change to Dr. Armen’s salary level in 2003. In March of 2003, we paid Dr. Armen an incentive bonus of $120,000, and the Compensation Committee approved a stock option grant to purchase 75,000 shares of our common stock, for services performed during 2002.

      In 2004, we paid Dr. Armen an incentive bonus of $170,000, and the Compensation Committee approved a stock option grant to purchase 175,000 shares of our common stock, for services performed in 2003. In addition, in January 2004, Dr. Armen’s salary level was increased to $420,000. On March 10, 2005, the Board of Directors ratified the recommendation of the Compensation Committee and awarded Dr. Armen an incentive bonus of $174,300 and a stock option grant to purchase 300,000 shares of our common stock, for services performed in 2004. In addition, Dr. Armen’s salary level was increased to $440,000. The Committee evaluated Dr. Armen’s performance by considering various factors, including the breadth of Dr. Armen’s responsibilities and progress made by us toward our goals and strategic milestones.

By the Compensation Committee,

Peggy Eisen (Chair)
Noubar Afeyan, Ph.D.
Bill Jordan

EXECUTIVE COMPENSATION
Compensation of Our Executive Officers
      The following table summarizes the compensation paid to or earned during the fiscal years ended December 31, 2004, 2003 and 2002 by our chief executive officer and our four other most highly compensated executive officers. We refer to these persons as named executive officers.
Summary Compensation Table

					Long-Term
					Compensation

		Annual Compensation			Shares
					Underlying	All Other
Name and Principal Position	Year	Salary($)		Bonus($)	Options(#)	Compensation

Garo H. Armen, Ph.D.	2004	$420,000		$174,300	175,000	$—
Chairman and Chief Executive Officer	2003	$400,000		$170,000	75,000	$—
	2002	$400,000		$120,000	150,000	$—
Russell H. Herndon(1)	2004	$325,000		$104,000	50,000	$—
President, Commercial Operations	2003	$325,000		$65,000	50,000	$—
	2002	$325,305		$100,000	25,000	$—
Peter Thornton(2)	2004	$130,769	(3)	$49,583	150,000	$50,000	(4)
Senior Vice President and
Chief Financial Officer
Renu Gupta, M.D.(5)	2004	$284,423		$117,000	75,000
Senior Vice President	2003	$42,308		$30,000	125,000	$—
Roman Chicz, Ph.D.(6)	2004	$112,115		$39,750	150,000	$—
Senior Vice President

(1)	Mr. Herndon became President in January 2002 and President, Commercial Operations in November 2003.

(2)	Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004. Mr. Thornton is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement). Mr. Thornton is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a Change in Control (as defined in the employment agreement).

(3)	Includes $72,115 owed to Mr. Thornton by Antigenics Therapeutics Limited, subsidiary of the Company, for services performed in 2004.

(4)	Mr. Thornton was paid a $50,000 sign-on bonus at the time he commenced working for us.

(5)	Ms. Gupta joined us in November 2003.

(6)	Mr. Chicz joined us in July 2004, and he entered into an employment agreement with us on July 26, 2004. Mr. Chicz is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Chicz is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a Change in Control (as defined in the employment agreement).

2004 Option Grants
      The following table contains certain information regarding stock option grants during the twelve months ended December 31, 2004 by us to the named executive officers:
Option Grants in Last Fiscal Year

						Potential Realizable Value
	Number of		Percent of			at Assumed Annual Rates
	Securities		Total Options	Exercise		of Stock Price Appreciation
	Underlying		Granted to	or Base		for Option Term(1)
	Options		Employees in	Price	Expiration
Name	Granted(#)		Fiscal Year	($/Share)	Date	5%($)	10%($)

Garo H. Armen, Ph.D.	175,000	(2)	9%	$10.18	3/2014	$1,120,376	$2,839,252
Chairman and Chief Executive Officer
Russell H. Herndon	50,000	(3)	3%	$8.13	12/2014	$255,646	$647,856
President, Commercial Operations
Peter Thornton	125,000	(4)	7%	$6.03	10/2014	$474,029	$1,201,283
Senior Vice President	25,000	(5)	1%	$8.13	12/2014	$127,823	$323,928
and Chief Financial Officer
Renu Gupta, M.D.	25,000	(6)	1%	$5.86	10/2014	$92,133	$233,483
Senior Vice President	50,000	(3)	3%	$8.13	12/2014	$255,646	$647,856
Roman Chicz, Ph.D.	125,000	(7)	7%	$7.27	7/2014	$571,508	$1,448,313
Senior Vice President	25,000	(8)	1%	$8.13	12/2014	$127,823	$323,928

(1)	The dollar amounts under these columns are the result of calculations at rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. For purposes of calculating potential realizable values, we assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

(2)	These options are exercisable as to 43,750 shares on each of March 11, 2005, March 11, 2006, March 11, 2007 and March 11, 2008.

(3)	These options are exercisable as to 12,500 shares on each of December 8, 2005, December 8, 2006, December 8, 2007 and December 8, 2008.

(4)	These options are exercisable as to 31,250 shares on each of October 1, 2005, October 1, 2006, October 1, 2007 and October 1, 2008. Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004. Fifty percent (50%) of the unvested options held by Mr. Thornton shall vest upon a Change in Control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Mr. Thornton shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).

(5)	These options are exercisable as to 6,250 shares on each of December 8, 2005, December 8, 2006, December 8, 2007 and December 8, 2008. Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004. Fifty percent (50%) of the unvested options held by Mr. Thornton shall vest upon a Change in Control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Mr. Thornton shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).

(6)	These options are exercisable as to 6,250 shares on each of October 19, 2005, October 19, 2006, October 19, 2007 and October 19, 2008.

(7)	These options are exercisable as to 31,250 shares on each of July 26, 2005, July 26, 2006, July 26, 2007 and July 26, 2008. Fifty percent (50%) of the unvested options held by Mr. Chicz shall vest upon a Change in Control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Mr. Chicz shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).

(8)	These options are exercisable as to 6,250 shares on each of December 8, 2005, December 8, 2006, December 8, 2007 and December 8, 2008. Mr. Chicz joined us in July 2004, and he entered into an employment agreement with us on July 26, 2004. Fifty percent (50%) of the unvested options held by Mr. Chicz shall vest upon a Change in Control (as defined in the employment agreement). One hundred percent (100%) of the unvested options held by Mr. Chicz shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause (as defined in the employment agreement), or he terminates his employment for good reason (as defined in the employment agreement).

Option Exercises and Year-End Option Values
      The following table provides information about the number of shares issued upon option exercises by the named executive officers during the year ended December 31, 2004, and the value realized by the named executive officers. The table also provides information about the number and value of options held by the named executive officers at December 31, 2004.
Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised			Value of Unexercised In-the-
			Options at Fiscal			Money Options
	Shares		Year-End(#)			at Fiscal Year End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable		Exercisable	Unexercisable

Garo H. Armen, Ph.D.	—	—	381,291	325,000		$487,509	$160,200
Chairman and Chief Executive Officer
Russell H. Herndon	—	—	170,000	205,000		$26,700	$206,300
President, Commercial Operations
Peter Thornton	—	—	—	150,000	(2)	$—	$561,000
Senior Vice President and Chief Financial Officer
Renu Gupta, M.D.	—	—	25,000	175,000		$—	$206,000
Senior Vice President
Roman Chicz, Ph.D.	—	—	—	150,000	(3)	$—	$406,000
Senior Vice President

(1)	Based on the difference between the option exercise price and the closing price of the underlying shares of common stock on December 31, 2004 as reported on the Nasdaq National Market ($10.12).

(2)	Mr. Thornton joined us in June 2004, and he entered into an employment agreement with us on June 21, 2004. Mr. Thornton is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Thornton is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a Change in Control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Mr. Thornton shall vest upon a Change in Control. One hundred percent (100%) of the unvested options held by Mr. Thornton shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause or he terminates his employment for good reason.

(3)	Mr. Chicz joined us in July 2004, and he entered into an employment agreement with us on July 26, 2004. Mr. Chicz is entitled to twelve (12) months severance pay and continuation of certain benefits in the event that he is terminated without cause (as defined in the employment agreement) or he terminates his employment for good reason (as defined in the employment agreement). Mr. Chicz is also entitled to eighteen (18) months severance if he is terminated without cause or he terminates his employment for good reason following a Change in Control (as defined in the employment agreement). In addition, fifty percent (50%) of the unvested options held by Mr. Chicz shall vest upon a Change in Control. One hundred percent (100%) of the unvested options held by Mr. Chicz shall vest in the event that within eighteen (18) months of a Change in Control he is terminated without cause or he terminates his employment for good reason.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
       During 2004, our Compensation Committee consisted of Ms. Eisen and Mr. Jordan. As of January 1, 2005, the Compensation Committee consists of Ms. Eisen, Mr. Afeyan and Mr. Jordan. None of our Compensation Committee members is an officer or employee of Antigenics; however, Dr. Armen, our Chairman and Chief Executive Officer, has participated in compensation discussions with the committee.
REPORT OF THE AUDIT AND FINANCE COMMITTEE
       The Audit and Finance Committee of the board of directors consists entirely of independent directors who are not officers or employees of Antigenics. The board of directors has adopted a written charter for the Audit and Finance Committee, the current version of which is available on our website at www.antigenics.com.
      In the course of its oversight of our financial reporting process, the Audit and Finance Committee of the board of directors has (1) reviewed and discussed with management our audited consolidated financial statements for the fiscal year ended December 31, 2004, (2) discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of permissible nonaudit services by the auditors is compatible with maintaining their independence.
      Based on the foregoing review and discussions, the Audit and Finance Committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

By the Audit and Finance Committee,

Tom Dechaene (Chair)
Gamil G. de Chadarevian
Peggy Eisen

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
       As of December 31, 2004, we had invested $2,250,000 in a limited partnership, AGTC. Our total capital commitment to AGTC is $3,000,000. The general partner of the limited partnership is AGTC Partners, L.P. Noubar Afeyan, Ph.D., who is one of our directors, is the Chairman and Senior Managing Director and CEO of Flagship Ventures, a partnership of funds including AGTC and, until its dissolution during 2004, NewcoGen Group Inc. In addition, Garo H. Armen, Ph.D. our chairman and chief executive officer, was a director of NewcoGen Group Inc. prior to its dissolution.
      Founder Holdings, Inc., which, indirectly, remains a significant stockholder of Antigenics, approved a stock option plan pursuant to which our officers, directors, employees and consultants may be granted options in the predecessor company. In accordance with U.S. generally accepted accounting principles, options granted under this plan are accounted for as compensation expense by us and treated as a contribution to stockholders’ equity.
      We currently have a QS-21 license and supply agreement with Neuralab Limited, a wholly owned subsidiary of Elan Corporation, plc, for use of QS-21 with an antigen in the field of Alzheimer’s disease. Garo H. Armen, Ph.D., our Chairman and Chief Executive Officer, is a board member of Elan. For the year ended December 31, 2004, no revenues were earned under these agreements and accordingly, at December 31, 2004, we had no amounts due to us under these agreements.
      In March 1995, we entered into a consulting agreement with Dr. Pramod Srivastava, our Founding Scientist. This agreement was scheduled to expire in March 2005 but was extended for an additional one-year period until March 2006. This agreement will automatically renew for additional one-year periods unless we or Dr. Srivastava decide not to extend the agreement. In 2004, we paid Dr. Srivastava $175,000 for his consulting services, a cash bonus of $135,000 for services performed in 2003 and granted him options to purchase 120,000 shares of our common stock. In January 2005 we paid Dr. Srivastava $175,000 for consulting services performed and to be performed in 2005. In addition, in 2005 the Compensation Committee approved a cash bonus for Dr. Srivastava of $135,000 for services performed in 2004, and approved a stock option grant to him to purchase of 120,000 shares of our common stock.
      In February 1998 we entered into a research agreement with the University of Connecticut Health Center (UConn) to fund research in Dr. Pramod Srivastava’s laboratory at UConn. Dr. Srivastava is a member of the faculty of the University of Connecticut School of Medicine and one of our directors. The research agreement was amended on December 30, 2003, to extend the term to December 31, 2008 and calls for payments to UConn totaling a minimum of $6,750,000, payable quarterly at the rate of $337,500 (contingent on the continuing employment of Dr. Srivastava by UConn). In return, we have an option to obtain an exclusive license to new inventions (as defined in the research agreement) subject to our payment to UConn of royalties at varying rates upon commercialization of a product utilizing technology discovered under the research agreement. In February 2005, the research agreement was further amended to agree to pay to UConn an additional one-time payment of $135,000 for additional costs associated with activities to be performed under the research agreement in 2005.
      In September 2004, we entered into a $60,000 one-year service agreement with Techsoft, Inc. d.b.a Medical Systems and NG Techsoft Pvt. for data management services. Navin Gupta is the President and CEO of Techsoft, Inc. d.b.a Medical Systems, Director and Chairman of the Board of NG Techsoft Pvt Ltd. and is the spouse of Renu Gupta, our Senior Vice President of Development. As of December 31, 2004, approximately $35,000 due under this agreement is included in accrued expenses. No amounts were paid under this agreement for the year ended December 31, 2004. In February 2005, we approved an amendment to the Service Agreement to extend the services and provide for additional payment for such service in excess of the original $60,000.

      On October 22, 2004, we executed a letter of intent with Symphony Capital LLC for a potential transaction to provide funding for certain of our research programs. Mr. Kessel, one of our directors, is a managing director of Symphony Capital LLC. During February 2005 this potential transaction was terminated. During 2004, we made payments to Symphony Capital LLC of $125,000 for development planning activities. At December 31, 2004, we had accrued $159,000 due to Symphony Capital LLC. During 2005, $196,000, related to such activities, was paid to Symphony Capital LLC for activities up to termination, including amounts accrued at December 31, 2004. Dr. Wood, another director, is a consultant to and has a financial interest in Symphony Capital LLC.

PRINCIPAL STOCKHOLDERS
       The following table sets forth certain information with respect to the beneficial ownership of our stock as of April 6, 2005:

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of the common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.
      Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of common stock beneficially owned by them, subject to community property laws, where applicable.
      The “Percent of Class” column below is based on 45,564,652 shares of our common stock outstanding as of April 6, 2005. For purposes of the table below, we deem shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 6, 2005, to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but do not treat such shares as outstanding for the purpose of computing the percentage ownership of any other person.

		Amount and Nature of		Percent
Name and Address of Beneficial Owner(1)	Title of Class	Beneficial Ownership		of Class

Five percent beneficial owners

Antigenics Holdings L.L.C.(2)	Common	11,154,274	(2)	24.5%
Brad M. Kelley	Common	5,546,240		12.2%
1410 Moran Rd.	Preferred	31,620	(3)	100%
Franklin, TN 37069-6300
Royce & Associates, LLC	Common	2,613,324		5.7%
1414 Avenue of Americas
New York, NY 10019
Directors and Named Executive Officers

Garo H. Armen, Ph.D.	Common	810,041	(4)	1.8%
Gamil G. de Chadarevian	Common	1,674,623	(5)	3.7%
Pramod K. Srivastava, Ph.D.	Common	277,477	(2)(6)	*
Peter Thornton	Common	5,000		*
Noubar Afeyan, Ph.D.	Common	192,946	(2)(7)	*
Russell H. Herndon	Common	236,242	(8)	*
Roman Chicz, Ph.D.	Common	—		*
Renu Gupta, M.D.	Common	25,000	(6)	*
Tom Dechaene	Common	30,533	(6)	*
Frank V. AtLee III	Common	26,900	(9)	*
Mark Kessel	Common	25,067	(10)	*
Margaret M. Eisen	Common	24,067	(10)	*
Wadih Jordan	Common	19,067	(6)	*
Alastair J.J. Wood, M.D.	Common	—		*
All current executive officers and directors as a group (14 persons)(2)	Common	3,346,963	(11)	7.3%

*	Indicates less than 1%

(1)	Except as otherwise noted, the address of each stockholder is c/o Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.

(2)	Founder Holdings Inc. owns approximately 79% of the outstanding members’ equity of Antigenics Holdings L.L.C. Antigenics Holdings L.L.C. owns approximately 24.5% of our common stock. Drs. Armen and Srivastava are managers of Antigenics Holdings L.L.C. Dr. Armen is a director of Founder Holdings Inc. The following individuals beneficially own the indicated percentages of Founder Holdings Inc. outstanding common stock:

Individual	Percentage

Garo H. Armen, Ph.D.	43.1%
Pramod K. Srivastava, Ph.D.	24.2%
Noubar Afeyan, Ph.D.	1.1%

The following individuals own the indicated percentage interests in Antigenics Holdings L.L.C.:

Individual	Percentage

Garo H. Armen, Ph.D.	13.6%
Pramod K. Srivastava, Ph.D.	6.2%

(3)	Mr. Kelley owns 31,620 shares of our Series A Convertible Preferred Stock, our only shares of outstanding preferred stock. These shares have an initial conversion price $15.81 and are currently convertible into 2 million shares of our common stock. If Mr. Kelley had converted all 31,620 shares of Series A Convertible Preferred Stock into shares of common stock as of April 6, 2005, he would have held 7,546,240 shares of our common stock, or 15.9% of the shares outstanding.

(4)	Includes 470,041 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(5)	Includes (a) 1,479,488 shares of our stock held by Biovision, Inc., a corporation of which Mr. de Chadarevian is the sole stockholder and (b) 158,135 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(6)	Consists solely of shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(7)	Includes 187,946 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(8)	Includes 235,000 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(9)	Includes 22,400 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(10)	Includes 19,067 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005.

(11)	Includes 1,463,733 shares of our stock issuable upon exercise of options currently exercisable or exercisable within 60 days of April 6, 2005 and excludes the shares held by Antigenics Holdings L.L.C. as described in footnote (2). See footnotes (4) through (10).
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
(As of December 31, 2004)

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-average	Future Issuance under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plan
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights(1)	Warrants and Rights	Reflected in Column (a))(2)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,633,358	$9.53	4,121,509
Equity compensation plans not approved by security holders	—		—

Total	5,633,358		4,121,509

(1)	Includes (i) 2,197 options outstanding at a weighted average exercise price of $68.91 assumed in connection with our merger with Aronex Pharmaceuticals, Inc. in July 2001; and (ii) 53,604 options outstanding at a weighted average exercise price of $11.74 assumed in our merger with Aquila Biopharmaceuticals, Inc. in November 2000.

(2)	Includes 204,980 shares that may be issued under our 1999 Employee Stock Purchase Plan.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
       Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission.
      Based solely on a review of the copies of reports furnished to us, we believe that during our 2004 fiscal year, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements other than: (i) Dr. Gupta failed to timely file a Form 4 to reflect her receipt of an option grant for 50,000 shares of our common stock on December 8, 2004, (ii) Mr. Herndon failed to timely file a Form 4 to reflect his receipt of an option grant for 50,000 shares of our common stock on December 8, 2004, (iii) Dr. Srivastava failed to timely file a Form 4 to reflect his receipt of an option grant for 120,000 shares of our common stock on March 11, 2004, (iv) Dr. Armen failed to timely file a Form 4 to reflect his receipt of an option grant for 175,000 shares of our common stock on March 11, 2004 and (v) Dr. Wood failed to timely file a Form 4 to reflect his receipt of an option grant for 25,000 shares of our common stock on September 9, 2004. Each Form 4 listed above was filed with the Securities Exchange Commission, but was not filed within the two day time period provided for in Section 16(a).
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
       The firm of KPMG LLP, independent registered public accounting firm, has audited our accounts since our inception and will do so for 2005. Our Audit and Finance Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2005. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
Audit Fees
      Fees incurred by us for professional services rendered by KPMG LLP for the audit of the annual consolidated financial statements, and of management’s assessment of, and the effective operation of, internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements included in our Forms 10-Q and for comfort letters, consents and review of registration statements were $357,500 for 2003 and $772,100 for 2004.
Audit-Related Fees
      Fees paid to KPMG LLP for the audit of our 401(k) Retirement Plan were $16,500 for 2003 and $22,500 for 2004.
Tax Fees
      Fees paid to KPMG LLP associated with tax compliance and tax consultation were $81,790 in 2003 and $84,290 in 2004.
All Other Fees
      We paid no other fees to KPMG LLP for 2003 and 2004.
      The Audit and Finance Committee’s policy is to approve all audit and non-audit services provided by our independent auditor prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit and Finance Committee has delegated authority to the committee chair to pre-approve between committee meetings services that have not already been pre-approved by the committee. The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS
       Assuming our 2006 Annual Meeting of Stockholders is not more than 30 days before or 30 days after June 1, 2006, if you wish to bring business before the 2006 Annual Meeting, you must give us written notice by March 17, 2006 (the date 75 days before the anniversary of the 2005 Annual Meeting).
      If you intend to bring such a proposal at the 2006 Annual Meeting, and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide us written notice of such proposal prior to December 29, 2005.
      Notices of stockholder proposals should be delivered in writing to Lead Director, Antigenics Inc., 630 Fifth Avenue, Suite 2100, New York, New York 10111.
OTHER MATTERS
       The board of directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

FORM OF PROXY CARD

ANTIGENICS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2005

     The undersigned stockholder of Antigenics Inc. (the “Company”) hereby appoints Garo H. Armen, Ph.D. and Peter Thornton and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 1, 2005, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN AND MAIL THIS PROXY TODAY
(Continued and to be signed on reverse side.)

1

(REVERSE SIDE OF PROXY CARD)

Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
ANTIGENICS INC.
June 1, 2005

☒ Please mark your votes as in this example

WITHHELD
		FOR	from
		All nominees	all nominees
1.	Proposal to elect directors	☐	☐	Nominees:	Garo H. Armen, Ph.D.
Tom Dechaene
	For, except withheld from the following nominee(s):				Mark Kessel Alastair J.J. Wood, M.D.

Mark here for ☐ Address Change and Note on Left

SIGNATURE	DATE:	SIGNATURE (IF HELD JOINTLY)	DATE:

Note:	Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

2